SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant To Section 14(a) Of
                    The Securities Exchange Act Of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[_]  Preliminary Proxy Statement
[_] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
[_]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Section 240.14a-12

                         ICN Pharmaceuticals, Inc.
          --------------------------------------------------------
              (Name of Registrant as Specified in its Charter)

                                    N/A
          --------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
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

Following are materials first sent to ICN Pharmaceuticals, Inc.
stockholders on or about May 13, 2002. Prior to being sent, ICN did not obtain the consent of the author or publication to use this material as proxy soliciting material.

ARNHOLD AND S. BLEICHROEDER, INC.

GLOBAL VIEWPOINT


ICN PHARMACEUTICALS

 UNDER REVIEW                                                   May 3, 2002
------------------------------------------------------------------------------
 ICN.N $27.80              COUNTRY: U.S.               SECTOR: Pharmaceuticals
                           ---------------------------------------------------
 Fair Value:                YEAR-END         EPS      P/E     GROWTH/
 Under Review                 DEC            ($)      (x)      RATE
                             2000A          $1.14     --        --
 Richard R. Stover           2001A          $1.02    27.2      -10%
 Senior Analyst              2002E          $2.05    13.6      101%
 (212) 698-3141              2003E          $2.80     9.9       36%
 rick.stover@asbinc.com
                     Index: S&P 500 1084.56      Currency Rate: US$1 = NM
                     Market Cap. (Mil.): $2,259  52-Week Range: $34.73 - $24.01

Stephanie H. O'Brien
Research Associate
(212) 698-3149
stephanie.obrien@asbinc.com
------------------------------------------------------------------------------
ICN REPORTS RECORD FIRST QUARTER, BUT PROXY CONTEST POSES UNCERTAINTY AB0UT FUTURE DIRECTION

FIRST-QUARTER HIGHLIGHTS

First-quarter EPS rose 40% to $0.36 per share, in line with the First Call consensus but below our $0.42 per share estimate.

Ribavirin royalty revenue more than doubled to $57 million versus $27.6 million a year ago. This was in line with our estimates, but above the consensus. Specialty Pharma revenue rose 11% and gross profit margins improved, reflecting manufacturing efficiencies in European operations.

Both SG&A spending and the tax rate were considerably higher than expected. SG&A spending reflected approximately $8 million in expenses related to restructuring and the current proxy fight.
Management did not provide a cogent explanation for why the tax rate of 40.2% in the quarter was higher than its previous guidance of 30%. It reiterated its target to achieve a 30% tax rate later in the year.

2002 GUIDANCE: "HIGHER THAN CONSENSUS"
Management provided guidance that EPS for the year would be higher than the consensus estimate of $1.74 per share, which includes an expectation of ribavirin royalty revenue in the range of $250-$300 million. Our estimate remains unchanged at


Arnhold and S. Bleichroeder, Inc. has an investment banking advisory relationship with ICN. A senior officer of Arnhold and S. Bleichroeder maintains an advisory relationship with ICN.

[symbol] 2002 Arnhold and S. Bleichroeder, Inc. All rights reserved. Printed in U.S.A. Reproduction or quotation in whole or in part without prior written permission by Arnhold and S. Bleichroeder, Inc. is forbidden. All information in this report is subject to change at any time without prior notice. The information contained herein, while not guaranteed, has been obtained from sources we consider reliable. This information is taken from company reports and documents and/or Arnhold and S. Bleichroeder, Inc. estimates, unless otherwise noted. This is not a solicitation of any order to buy or sell. Arnhold and S. Bleichroeder, Inc., its officers and employees including those involved in the preparation of this report, directors and stockholders, and customers of this Firm whose accounts are maintained on a discretionary basis may have substantial long or short positions in, and buy or sell the securities or options of, companies discussed in this report. Such positions may have been established, in any and all cases, prior to the commencement of circulation of this report. Additional information is available upon request.
------------------------------------------------------------------------------

$310-$315 million. Management also indicated that it expects Specialty Pharma revenue to exceed $800 million in the 2002 fiscal year.

Further 2002 guidance includes:

o A target G&A expense as a percentage of sales of about 7% in 2002, down from 11% in 2001.

o An increase in R&D expenditures to about $70 million this year, of which approximately $50 million will be spent by Ribapharm.

o A reduction in the tax rate to about 30%. It was unclear to us whether that represented a tax rate that could be achieved for the full year or in the fourth quarter.

OUTLOOK CHARACTERIZED BY UNCERTAINTIES

We initiated coverage of ICN in May 2000 based on our expectation of explosive growth in ribavirin royalties, believing that Rebetol in combination with PEG-Intron would become the new standard of care in the treatment of hepatitis C. The valuation case for the company's proposed restructuring may have made sense given investor preferences that were reflected in the financial markets two years ago. However, valuation arguments for its implementation appear far less compelling given today's market conditions, in our view.

Meanwhile, the diversion of organizational and financial resources to the restructuring effort and the ongoing proxy contest appear to us to have been more of a deterrent to building shareholder value.

The ICN we saw two years ago had prospects of burgeoning royalty revenue from a blockbuster drug, a newly recruited research team to exploit the potential of its proprietary library of nucleic acid analogs, and an established global commercialization infrastructure. Indeed, this should have represented an ideal strategic positioning relative to fledgling biotech companies and the vast majority of specialty pharma companies.

But ICN's implementation of its restructuring plan appears to be dismantling the company's previously enviable strategic position, owing to the combination of what we believe is poor advice from its investment bankers and persistent prodding by dissident shareholders, neither of which have any appreciation of the strategic elements of the pharmaceutical business, in our opinion.

We believe the restructuring would effectively dismantle what most companies strive to attain.

 o In its place, ICN shareholders will be left with a stake in Ribapharm (RNA.N - $ 10.60/Not Rated) a "biotechnology" company with strong cash flow, a modest early-stage pipeline, and we believe little depth in management. Ribapharm's CEO is an accomplished scientist and researcher, but the organization possesses no management experience whatsoever in business development or marketing. Ribapharm has disclosed that it plans to spend $140 million on R&D over the 2002-2003 period. Given the company's limited early-stage pipeline, this begs the question: "On what?"

o As a result of the restructuring, the Specialty Pharma business will be split geographically into two distinct business units with redundant administrative overheads, and abandon any prospect of being able to achieve global commercialization of any of its new products. None of the company's disclosures to date provides financial statements for these two entities (ICN Americas or ICN International) on a stand-alone basis.

Today, shareholders are faced with a proxy contest between ICN management and a group of dissident shareholders led by two institutional groups that established positions in ICN stock for their investment clients less than a year ago.

In reading the proxy materials put forth by Iridian Asset Management and Franklin Mutual Advisors, we are frankly disturbed by the absence of any discussion of an alternative fundamental course for the company. This subjects the stock to even greater uncertainty, in our view.

For its part, ICN management appears to have acquiesced to the clamoring of most of its institutional shareholders, including the dissidents, by going ahead with the restructuring program.

The Ribapharm partial IPO was completed, notwithstanding extremely difficult market conditions, and management reiterated its commitment to distribute the remaining Ribapharm shares as a dividend to shareholders once its tax-free status is affirmed by the IRS. Management also reiterated its commitment to spin out 40% of ICN International in an IPO once market conditions improve, and distribute the remaining shares to shareholders.

In conversations with our institutional clients who own ICN shares, most appear to favor the dissident shareholder "un-Panic" slate, in our view willing to follow Iridian and Franklin Mutual (on their potentially value-destructive path) like lemmings into the sea. The vast majority of our institutional clients who don't like the company's management simply don't own the stock, effectively voting their proxy on the trading desk.

RATING AND FAIR VALUE UNDER REVIEW

For our part, any credible assessment of ICN's fundamentals or valuation requires some visibility as to the future management direction of the company. As noted above, this visibility does not now exist.

Accordingly, we are suspending our previous "Buy" recommendation and $35 fair value assessment, pending further clarification of the company's future fundamental direction.

   o We had anticipated that effective execution of the Ribapharm IPO would neutralize the dissenting shareholders' quest to gain control of the company.

   o We had anticipated that management and its investment bankers would provide transparency to the financial statements of the company's Specialty Pharma business. Our analysis of the company's financial statements over the past several quarters exacerbates our concerns about the cost and expense burden of redundant administrative overheads.

   o We had anticipated that by now management would have put forth a more proactive plan for succession that would strengthen investor confidence in ICN's ongoing strategic direction. Nor have the dissident shareholders outlined a succession or strategic plan, which heightens our concern that their actions may jeopardize the realization of value inherent in ICN and Ribapharm in the future.

The events of the next month, hopefully, will provide greater clarity in terms of ICN's future direction and its prospects of realizing value that we believe should be well in excess of the market appraisal it has today.

[GRAPH OMITTED]


FIGURE 1: QUARTERLY SALES AND EARNINGS PROJECTIONS 2002/2001

                                       First Quarter        Second Quarter     Third Quarter      Fourth Quarter
                                     -----------------    ------------------ -----------------  ------------------
($ Millions except per share)         2002   2001  %Chg.   2002E  2001 %Chg.  2002E 2001 %Chg.   2002E  2001  %Chg.
----------------------------         ----   ----  ----    -----  ---- -----  ----- ---- -----   -----  ----  -----
NET SALES
Pharmaceutical Products

North America                    $46.9    $42.3    11%   $51.0   $44.1     16%   $46.0    $39.0    18%   $54.0     $47.2    14%
Latin America                     29.5     26.1    13%    33.0    29.6     11%    34.0     30.7    11%    47.0      42.0    12%
Western Europe & Central Europe   54.9     52.5     5%    56.0    49.9     12%    53.0     47.6    11%    63.0      56.2    12%
Eastern Europe (Russia)           29.8     24.4    22%    25.0    23.0      9%    25.0     22.9     9%    36.0      33.2     8%
Asia, Africa & Australia          11.8     10.6    11%    14.0    13.0      8%    13.5     12.5     8%    14.5      12.9    12%
                                                   ---
Human Pharmaceuticals           $172.9   $155.9    11%  $179.0   $159.6    12%  $171.5   $152.7    12%  $214.5    $191.5    12%
Biomedical Products               15.8     15.5     2%    15.0    14.8      2%    15.0     14.4     4%    17.0      16.8     1%
                                           ----                   ----            ----     ----           ----      ----
Product sales                   $188.7   $171.4    10%  $194.0  $174.4     11%  $186.5   $167.0    12%  $231.5    $208.3    11%
Royalty revenues                  57.0     27.6   107%    75.2    31.4    139%    82.0     24.0   242%    98.0      54.0    81%
TOTAL REVENUES                  $245.7   $199.0    23%  $269.2   $205.8    31%  $268.5   $191.1    41%  $329.5    $262.3    26%

OPERATING COSTS & EXPENSES
Cost of sales                    $71.1    $69.8     2%   $73.9   $69.2      7%   $72.0    $65.5    10%   $86.0     $81.3     6%
% of product sales                37.7%    40.7%          38.1%   39.7%           38.6%    39.2%          37.1%     39.0%
Selling, general &
administrative                    91.6    73.4     25%    91.4    79.2     15%    95.0     83.2    14%    97.0      84.6    15%
Amortization of goodwill &
intangibles                        7.2    8.2     -12%     7.0     7.9    -11%     7.0      7.9   -11%     7.3       8.1   -10%
Research & development             9.9    6.4      55%    16.1     6.5    150%    20.0      6.9   188%    24.0      10.7   124%
                                   ---    ---             ----     ---            ----      ---           ----      ----
Total operating costs
  & expenses                    $179.8   $157.8    14%  $188.4  $162.8     16%  $194.0   $163.5    19%  $214.3    $184.7    16%

Operating Income                 $65.9    $41.2    60%   $80.8   $43.1     88%   $74.5    $27.5   170%  $115.2     $77.6    49%
 Margin                          28.9%   35.1%           27.5%   33.6%           26.8%    34.3%          26.1%     31.0%
Translation gain (loss)          (2.1)    (0.4)          (2.0)     4.7           (2.0)    (1.3)          (2.0)     (1.8)
Interest income (expense)- net  (13.2)   (10.8)          (7.0)  (10.9)           (7.0)   (12.1)          (7.0)    (12.4)
INCOME before taxes              $50.6    $30.0    68%   $71.8   $36.9     95%   $65.5    $14.1   365%  $106.2     $63.4    68%
Pretax margin                    26.8%   20.7%           30.0%   20.9%           27.7%    14.4%          35.0%     29.6%
Provision for taxes              $20.3    $9.3    120%   $25.8   $14.5     78%   $23.6     $4.7   405%   $37.2     $30.2    23%
Effective tax rate                40.2%   30.8%           36.0%   39.4%           36.0%    37.0%          35.0%     47.6%
Minority interests                (0.0)    0.3            (1.5)   (0.8)           (1.5)    (0.3)          (2.0)      0.3
NET INCOME                       $30.2    $21.0    44%   $44.4   $21.6    106%   $40.4     $9.2   341%   $67.0     $33.5   100%
Convertible interest add back     $5.7                    $5.7                    $5.7                    $5.7      $5.7
Shares outstanding - Diluted      84.3    82.3            84.4    83.2            84.5     83.6           84.5      83.6
Shares - assuming conversion      99.6                    99.7                    99.8                    99.8      98.9
EARNINGS PER SHARE               $0.36   $0.26     40%   $0.50   $0.26     94%   $0.46    $0.11   322%   $0.73     $0.40    84%
                                 =====   =====           =====   =====           =====    =====          =====     =====

        Full year
  ---------------------
  2002E   2001   %Chg.
  -----   ----  -------


  $197.9   $172.6   15%
   143.5    128.4   12%
   226.9    206.2   10%
   115.8    103.5   12%
    53.8     49.1   10%

  $737.9   $659.7   12%
    62.8     61.4    2%
    ----     ----
  $800.7   $721.1   11%
   312.2    137.0  128%
$1,112.9   $858.1   30%

  $303.0   $285.7    6%
    37.8%    39.6%
   375.0    320.5   17%
    28.5     32.1  -11%
    70.0     30.5  130%
  $776.5   $668.8   16%
  $336.4   $189.4   78%
    27.2%   33.3%
    (8.1)     1.2
   (34.2)   (46.1)
  $294.0   $144.4  104%
    30.2%    22.1%
  $106.9    $58.6   82%
    36.4%    40.6%
    (5.0)    (0.5)
  $182.1    $85.3  114%
   $22.8
    84.4     83.3
    99.7
   $2.05    $1.02    101%

Source: Company reports and Arnhold and S. Bleichroeder estimates

Global Equity Research
UBS Warburg


MAY 8, 2002               BIOTECHNOLOGY                          UNITED STATES

RIBAPHARM INC (RNA)[2]                                                     BUY

Key Statistics
------------------------------------
  Price                     $10.45
  52-Wk Range               $12-10
  Price Target              $16.00
  Return Pot'I.              53.1%
  Mkt. Cap(MM)              $1,568
  Sh. Out.(MM)               150.0
  Float                         NA
  Inst. Hldgs.                0.0%
Avg. Volume(K)               1,588
CUrr.Div./Yield            None/NA
Sec.Grwth.Rate                 13%
  Convertible?                  No
  Debt/Capital                  NA
  ROE LTM                       NA
  Book Value/Share
  Price/Book                    NA
------------------------------------

Quarterly Earnings Per Share (fiscal year ends December)

                       2001A        2002E          Prev      20003E        Prev
-------------------------------------------------------------------------------
 1Q                    $0.10         $0.15
 2Q                    $0 11          0.18
 3Q                     0.07          0.20
 4Q                     0.20          0.18
 Year                  $0.48         $0.71                    $0.76
 FC Cons.:                NA            NA                       NA
 P/E:                  21.8x         14.7x                    13.8x
 Revs.(MM):             $144          $250                     $283
 P/Rev.:               10.9x          6.3x                     5.4x
 EBITDA(MM):            $112          $177                     $207

Ribapharm is a biotechnology company with a primary focus on the development and commercialization of anti-viral and anti-cancer therapeutics. The company currently has one marketed product Ribavirin, a major component of the standard treatment for Hepatitis C. Through its marketing partner, Schering Plough (SGP), Ribapharm has built the 2nd largest biotechnology franchise behind Amgen's Epogen. In addition,
Ribapharm is developing 2nd generation products which are both targeting the hepatitis C market.
-----------------------------------------------------------------------------
Source: UBS Warburg LLC and First Call consensus estimates


RIBAPHARM: INITIATING COVERAGE WITH A BUY RATING

SUMMARY

o We are initiating coverage on RNA with a Buy rating and a $16 price target. Our Buy rating is based upon strong expected earnings growth driven by sales of ribavirin.

o We also expect several near-term events including a potential licensing deal with Roche and the completion of the ICN spin-off to provide further catalysts for the stock.

o RNA is a profitable biotechnology company focusing on the development and commercialization of anti-viral and anti-cancer therapeutics. RNA has one marketed product, ribavirin, a major component of the leading HCV treatment.

VALUATION

Our $16 price target is based upon a 21x multiple on our 2003 EPS estimate of $0.76. Our 21x multiple represents a slight discount to that afforded to the large cap biotech companies currently trading at 25x 2003 earnings. In addition, our 21x multiple represents a slight premium to comparable companies such as Enzon and Biogen. We believe that our 21x multiple comfortably accounts for the company's risk profile, while also recognizing the growth opportunities associated with ribavirin. Indeed, as we gain further clarity on outstanding issues such as the launch of Roche's Pegasys and the generic issue, we believe RNA may be afforded a higher multiple.

ANDREW GITKIN

+1 212 713 2611

andrew.gitkin@ubsw.com

JIM BIRCHENOUGH, M.D., ASSOCIATE ANALYST

+1 416 814-1430

jim.birchenough@ubsw.com

BRENDAN BOYLAN, ASSOCIATE ANALYST

+1 212 713 2717

brendan.boylan@ubsw.com


--------------
1    In addition to the UBS Warburg web site,
     WWW.UBSWARBURG.COM/RESEARCHWEB, our research products are available over third-party systems provided or serviced by: Bloomberg, First Call, I/B/E/S, IFIS, Multex, QUICK and Reuters. UBS WARBURG IS A BUSINESS GROUP OF UBS AG

Ribapharm Inc May 8, 2002
-------------------------------------------------------------------------------

ADDITIONAL INFORMATION

We are initiating coverage with a Buy rating and a 12-month price target of $16/share. Our Buy rating and $16 price target are based upon strong expected royalties from increasing sales of ribavirin. Specifically, we expect Ribapharm to realize $250 million in royalties in 2002 and $293 million in 2003. This should translate into EPS of $0.71 in 2002 and $0.76 in 2003; a potential licensing deal with Roche could provide upside to our 2003 estimates as well as to our outyear forecasts. In addition, we also cite several near-term events, including a possible management change at ICN in late May and the completion of the RNA spin-off from ICN, as additional catalysts for the stock.

COMPANY BACKGROUND - RNA is a biotechnology company with a primary focus on the development and commercialization of anti-viral and anti-cancer therapeutics. The company currently has one marketed product: ribavirin, a major component of the standard treatment for hepatitis C (HCV). Through its marketing partner, Schering Plough, RNA has built ribavirin into the second largest biotechnology franchise behind Amgen's Epogen. In addition, RNA is developing second-generation products targeting HCV, cancer, HIV, and hepatitis B.

Prior to its IPO on April 12, 2002, RNA was the biotechnology business unit of ICN Pharmaceuticals, responsible for ribavirin and other follow-on anti-viral/ anti-cancer compounds. ICN sold roughly 20% of RNA to the public in early April; we expect the remaining 80% of the company to be spun-off tax-free to ICN shareholders by the end of 4Q02. While RNA has two follow-on products expected to move into Phase II development later this year for the treatment of HCV, investor focus is clearly on ribavirin.

RIBAVIRIN - PROTECTING A BLOCKBUSTER FRANCHISE IN HEPATITIS C - Ribavirin is an orally available nucleoside analogue developed by ICN in the early 1980's for the treatment of a variety of viral infections. With an initial approval for respiratory syncytial virus (RSV) in infants in 1985, the drug later demonstrated broad anti-viral activity, particularly in HCV. While its mechanism of anti-viral activity is not fully understood, several mechanisms have been proposed including inhibition of the genetic machinery of rapidly replicating viruses, as well as an immune modulating effect. This latter understanding regarding its effect is the basis for several method of use patents issued to ICN, now transferable to RNA, in effect until 2016.

Currently, ribavirin is the treatment of choice for chronic HCV, in combination with interferon-alpha. This combination was approved in 1998, and until October of last year was only available as a combined brand called Rebetron (ribavirin capsules + interferon-alpha injectable) marketed by SGP . In October, 2001 ribavirin was launched as a stand-alone brand, Rebetol, for use with SGP's recently approved and pegylated version of interferon-alpha, PEG-Intron. The combination therapy produces sustained virologic responses in 54% of patients treated, and is better tolerated and more convenient to use than traditional combination therapy. Nevertheless, HCV remains a tremendously under-diagnosed and under-treated disease. Of the 10-12 million infected persons in the US, Europe, and Japan, only 6-8% are diagnosed and only 25-30% of those diagnosed are treated with appropriate combination therapy. As a result, there is a huge market opportunity still available to HCV therapies.

CHALLENGES ON THE HORIZON - Several potential competitive threats have emerged over the last year that appear to challenge the sustainability of the ribavirin HCV franchise. Included in these challenges are Roche's intention to launch a competing combination pegylated interferon + ribavirin product without paying a royalty to RNA as early as 4Q02. In addition, generic ANDA's have been filed by Geneva, Three Rivers Pharmaceuticals and Teva in August, 2001. We believe that RNA's patent position will provide strong leverage in reaching a licensing agreement with Roche. Further, we believe that the combined patent estates of SGP and RNA detailing combination therapy will provide a high hurdle to generic competitors.

CATALYSTS - In the near term we believe there is a reasonably high degree of probability for a Roche/RNA licensing agreement. We believe that both Roche's commitment to coming to market as soon as possible, and the potential hindrance posed by RNA's patent position make a potential deal the logical outcome. We also expect to gain better visibility into the generic issue over the next 6-12 months as these cases enter litigation in mid-2003. In addition to these issues, we believe that a potential management change at ICN could provide an additional catalyst for the stock. Specifically, dissident shareholders in favor of new management have been gaining momentum in recent weeks. We expect that a potential management change at ICN's annual meeting on May 29th could prove to be a catalyst for RNA shares. Regardless of the outcome at the meeting, we believe the spin-off will occur by the end of 2002; and in so doing, effectively removing the ICN taint from RNA. However, a new management team would likely bolster investor confidence in the probability of this occurring.




--------
2   UBS Warburg LLC

Ribapharm Inc     May 8, 2002
-------------------------------------------------------------------------------

In the more immediate term, we believe that physicians and patients are increasingly adopting the improved combination therapy, translating into strong revenue and earnings growth. Indeed, it already appears that the company is on pace to enroll roughly 100,000 new patients, which measures comfortably with our projection of 60,000 patients (including significant patient attrition rates close to 40%) in 2002. Additional increases in prescription trends could provide upside to our 2002 EPS estimate of $0.71.

STATEMENT OF RISK

o There are a number of risks inherent in investing in the biotech industry. These include, but are not limited to, clinical trial failures, capital restrictions, failure to achieve significant revenues and earnings, as well as other unforeseen events. Any investment should carefully weigh all aspects of the company's product portfolio and financial position in relation to any upside potential.





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

Ribapharm Inc     May 8, 2002
-----------------------------------------------------------------------------------------------------------------------
Fiscal Year Ends December 31.                                                 2002E
                                        -------  --------  ---------  --------  ---------  --------  -------  ---------
 INCOME STATEMENT (mins)                2000A      2001A      10Q2E     2Q02E     3Q02E    4Q02E(2)   2002E     2003E
                                        -------  --------                                            -------  ---------


 REVENUES:
    Product Sales                       $    -   $     -   $    -     $    -     $    -    $    -    $     -  $     -
    Product Services                         -         -          -        -          -         -          -        -
    Product Royalties                     154.8     143.6       50.0      61.5       68.4      70.2    250.0      293.1
                                        -------  --------  ---------  --------  ---------  --------  -------  ---------
TOTAL REVENUE                           $ 154.8  $  143.6  $    50.0  $   61.5   $   68.4  $   70.2  $ 250.0  $   293.1

 EXPENSES
    Cost of Goods Sold                  $    -   $     -   $      -   $     -    $     -   $     -   $    -   $      -
    R&D Expense                            13.0      25.2       10.1      15.1       17.3      17.8     60.3       72.3
    SG&A Expense                           11.1       5.9        3.3       3.3        3.3       3.3     13.1       14.1
                                                                 ---       ---        ---       ---      ---
TOTAL EXPENSES                             24.1      31.2       13.4      18.3       20.6      21.1     73.4       86.3
-----------------------------------------------  --------  ---------  --------  ---------  --------  -------  ---------
OPERATING INCOME                          130.7     112.5       36.6      43.1       47.8      49.0    176.6      206.8
-----------------------------------------------  --------  ---------  --------  ---------  --------  -------  ---------
Depreciation and amortization                -         -          -         -          -         -        -          -
EBIT                                      130.7      1125       36.6      43.1       47.8      49.0    176.6      206.8
    Interest Income                                    -           -        -          -         -        -         3.5
    Interest Expense                                   -           -      (0.1)      (0.3)     (0.3)    (0.7)      (0.1)
    Other
Total Other Income (Expense)                                       -      (0.1)      (0.3)     (0.3)    (0.7)       3.4
Pre-Tax Income                             1307      1125       36.6      43.1       47.5      48.7    175.9      210.2
Income taxes                               48.7      40 5       13.6      15.9       17.6      18.0     65.1       77.8
                                        -------  --------  ---------  --------  ---------  --------  -------  ---------
Recurring Net Income                    $  82.0  $   72.0  $    23.1  $   27.1  $    29.9  $   30.7  $ 110.8   $  132.4
                                        =======  ========  =========  ========  =========  ========  =======  =========
Non-Recurring Items (inc.
   extraordinary, net of taxes)              -         -          -         -          -         -       -            -
                                        -------  --------  ---------  --------  ---------  --------  -------  ---------
 Reported Net Income                    $  82.0  $   72.0  $    23.1  $   27.1  $    29.9  $   30.7  $ 110.8   $  132.4
                                        =======  ========  =========  ========  =========  ========  =======  =========
-----------------------------------------------  --------  ---------  --------  ---------  --------  -------  ---------
    RECURRING EPS                       $  0.55  $   0.48  $    0.15  $   0.18  $    0.20  $   0.18  $  0.71   $   0.76
-----------------------------------------------  --------  ---------  --------  ---------  --------  -------  ---------
    Extraordinary item (net of taxes)       -         -          -         -          -         -        -
    Reported EPS                           0.55      0.48       0.15      0.18       0.20      0.18     0.71       0.76
Fully Diluted Shares Outstanding          150.0     150.0      150.0     150.0      150.0     174.1    156.0      175.1

MARGIN ANALYSIS                           2000A      2001A      1Q02E     2Q02E     3Q02E    4Q02E(2)   2002E     2003E

Product Royalties                         100.0%    100.0%     100.0%    100.0%     100.0%    100.0%   100.0%     100.0%
COGS (as a % of Product Sales)                -         -          -         -          -         -        -       0.0%
R&D Expense                                 8.4%     17.6%      20.1%     24.5%      25.3%     25.4%    24.1%      24.7%
SG&A Expense                                7.2%      4.1%       6.6%      5.3%       4.8%      4.7%     5.3%       4.8%
Operating Income                           84.4%     78.3%      73.3%     70.2%      69.9%     69.9%    70.6%      70.5%
Pre-Tax Income                             84.4%     78.3%      73.3%     70.1%      69.5%     69.5%    70.4%      71.7%
Tax Rate                                   37.3%     36.0%      37.0%     37.0%      37.0%     37.0%    37.0%      37.0%
Recurring Net Income                       53.0%     50.1%      46.1%     44.1%      43.8%     43.8%    44.3%      45.2%

GROWTH ANALYSIS

Product Royalties                          41.3%     (7.2%)     71.0%     84.6%     158.4%     28.5%    74.1%      17.2%
Total Revenue                              41.3%     (7.2%)     71.0%     84.6%     158.4%     28.5%    74.1%      17.2%
COGS                                         --        --         --        --         --        --       --         --
R&D Expense                               135.7%     93.7%      96.1%    172.6%     197.2%    104.6%   139.2%      19.8%
SG&A Expense                               98.0%    (46.5%)    244.1%    111.2%      66.8%    123.4%   121.0%       7.1%
Operating Income                           32.7%    (14.0%)     58.3%     64.5%     155.9%     10.4%    57.0%      17.1%
Pre-Tax Income                             32.7%    (14.0%)     58.3%     64.2%     154.4%      9.7%    56.4%      19.5%
Recurring Net Income                       30.1%    (12.2%)     58.3%     59.4%     182.6%      3.0%    54.0%      19.5%
Recurring EPS                             755.1%    141.6%      58.3%     59.4%     182.6%   (11.2%)    48.0%       6.4%

NOTES:
------------------------------------------------------------------------------------------------------------------------
(1)  Ribavirin was approved for use in conjunction with SDP's alpha interferon for chronic Hepatitis C in mid-1998.

(2) ICN, the parent company of RNA, issued $525 million of 6.25% convertible notes (convertible at $34.25/share) in July, 2000. Under the terms of the offering, both ICN and RNA are liable for interest and principal payments on the notes. However, a subsequent agreement between the two companies states that ICN will be solely responsible for all payments. This arrangement can only be altered with a majority vote from RNA shareholders who are not ICN shareholders. The SEC has ruled that RNA is not required to report interest expense on its pro forma income statement; however, the $525 million liability will be reflected on the company's pro forma balance sheet. Upon conversion of the notes, bondholders are entitled to 23.07195 million shares of RNA
     (15.3 million shares of ICN X 1.51 shares of RNA as per the proposed spin-off of the company). We assume this spin-off will occur in 4Q02;
     at this point, RNA will have roughly 174 million fully diluted shares.

MEMO:
RNA has its IPO in April, 2002; All previous results are Pro Forma as per ICN.

Source: UBS Warburg Research and company reports










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Ribapharm Inc     May 8, 2002
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


COMPANIES MENTIONED
--------------------------------------------------------------------------------------------------------------------------------
  Company Name                           Ticker          Price      Company Name                           Ticker         Price
--------------------------------------------------------------------------------------------------------------------------------

  Amgenh[l]                              AMGN           $46.54      Biogen Inc.[l]                         BGEN          $40.29
  Enzon[l]                               ENZN           $28.82      ICN Pharmaceuticals[2,30,37,48]        ICN           $26.29
  Schering-Plough[48]                    SGP            $27.01
--------------------------------------------------------------------------------------------------------------------------------

Price quoted on May 7, 2002 Source: UBS Warburg

1. UBS Warburg LLC and/or one of its affiliates makes a market in the securities and/or ADRs of this company.

2. UBS AG, its affiliates or subsidiaries has acted as manager/co-manager in the underwriting or placement of securities of this company or one of its affiliates within the past three years.

30.  UBS Warburg is acting as a financial advisor to this company.

37. UBS AG, its affiliates or subsidiaries has acted as financial advisor or provided corporate finance or capital markets related services to this company or one of its affiliates within the past year.

48. UBS Warburg LLC is acting as proxy advisor to ICN regarding a dissident shareholder matter.

















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